NEWS RELEASE At Old Republic: At Financial Relations Board: Craig R. Smiddy, President and CEO Analysts/Investors: Joe Calabrese 212/827-3772 OLD REPUBLIC ANNOUNCES THE ADDITION OF THERACE M. RISCH TO THE BOARD OF DIRECTORS CHICAGO – March 18, 2024 – Old Republic International Corporation (NYSE: ORI) today announced Therace M. Risch (51) has joined its Board of Directors as of March 18, 2024. She has concurrently been appointed to the Board’s Audit and Governance and Nominating Committees, as well as to the Directorship of ORI’s major regulated insurance company subsidiaries. Ms. Risch is currently the Executive Vice President and Chief Information & Technology Officer for American Electric Power Company, Inc. She was previously Executive Vice President and Chief Information & Digital Officer at J. C. Penney Company, Inc. and Executive Vice President and Chief Information Officer at COUNTRY Financial. Further, she has ten years of experience directly in the insurance industry working at the St. Paul Companies, Inc. and COUNTRY Financial. In making the announcement, Spencer LeRoy, Chairman of the Board, noted “our Company will benefit greatly from Therace Risch’s expertise in the areas of cyber security, technology transformation, and foundational IT operations and we are most grateful and pleased with her acceptance to join us.” Including Therace Risch, ORI has added six new, highly qualified individuals to ORI and its major regulated insurance company subsidiaries’ Boards of Directors in the last 5 years. In the same time frame, six Directors have departed from the Board. ORI continues to make significant progress to provide greater diversity of talents, profession, and other backgrounds to the Board. About Old Republic Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry. For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100